EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JULY 12, 2005

AMONG
BRILLIAN CORPORATION,
SYNTAX GROUPS CORPORATION,
AND
BRMC CORPORATION

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TABLE OF CONTENTS
(continued)

EXHIBITS

A	Form of Agreement and Plan of Merger
B	Escrow and Indemnity Agreement
C	Form of Voting and Lock-Up Agreement
D	Employment Agreement with Vincent Sollitto
E	Employment Agreement with James Li
F	Employment Agreement with Wayne Pratt
G	Employment Agreement with Thomas Chow
H	Employment Agreement with Michael Chan
I	Employment Agreement with Robert Melcher
J	Stockholders’ Voting Agreement

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EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION dated as of July 12, 2005, among BRILLIAN CORPORATION, a Delaware corporation (“Brillian”); BRMC CORPORATION, a California corporation, which is a wholly owned subsidiary of Brillian (“BRMC”); and SYNTAX GROUPS CORPORATION, a California corporation (“Syntax”).

RECITALS

     A. WHEREAS the respective Boards of Directors of Brillian, BRMC, and Syntax have approved a transaction as a result of which Syntax would become a wholly owned subsidiary of Brillian on the terms and subject to the conditions set forth in this Agreement;

     B. WHEREAS the respective Boards of Directors of Brillian, BRMC, and Syntax have each approved the merger of BRMC with and into Syntax (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

     C. WHEREAS Brillian, BRMC, and Syntax desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

     NOW, THEREFORE, the parties hereto hereby approve and adopt this Agreement as a Plan of Reorganization and do mutually covenant and agree as follows:

SECTION 1.
MERGER OF BRMC AND SYNTAX

          1.1 Merger. On the Effective Date (as that term is hereinafter defined), BRMC shall be merged with and into Syntax, which shall be the surviving corporation, pursuant to the Agreement and Plan of Merger attached as Exhibit A hereto (the “Plan of Merger”).

          1.2 Effect of the Merger. Upon the Merger becoming effective, the separate existence of BRMC shall cease, and Syntax shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of BRMC, all without further act or deed, as provided in Section 1107 of the California General Corporation Law.

          1.3 Name of the Syntax. On the Effective Date, the name of Syntax shall be unchanged as a result of the Merger.

          1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Syntax on the Effective Date shall be unchanged as a result of the Merger.

          1.5 Directors. The directors of Syntax immediately after the Effective Date shall be determined by the Board of Directors of Brillian after the Effective Date as contemplated by this Agreement until their resignation or removal or until their respective successors are duly elected and qualified.

          1.6 Officers. The officers of Syntax immediately after the Effective Date shall be determined by the Board of Directors of Syntax on the Effective Date until their resignation or removal or until their respective successors are duly elected and qualified.

          1.7 Status and Conversion of Securities.

               (a) Conversion of Syntax Stock into Brillian Stock. Upon the Merger becoming effective, the shares of Common Stock of Syntax (“Syntax Common Stock”) issued and outstanding on the Effective Date, by reason of the Merger and without any action on the part of the holders thereof, shall be converted into shares of Brillian Common Stock, par value $.001 (“Brillian Common Stock”), on the basis that the shareholders of Syntax will own 70% and the stockholders of Brillian will own 30% of the issued and outstanding common stock of Brillian on a fully diluted basis assuming that all options, warrants, and convertible securities were exercised or converted in accordance with their terms as of the Effective Date, except that any shares of Syntax Common Stock owned by Brillian or held in the treasury of Syntax shall be cancelled and all rights in respect thereof shall cease to exist and no cash or securities or other property shall be issued in respect thereof.

               (b) Fractional Shares. No fractional shares of Brillian Common Stock shall be issued. Each former shareholder of Syntax other than Brillian (“Syntax Shareholder”) shall receive only the number of whole shares of Brillian Common Stock to which such Syntax Shareholder is entitled.

               (c) Exchange of Certificates. After the Effective Date but subject to the Escrow and Indemnity Agreement attached as Exhibit B hereto, each holder other than Brillian of an outstanding certificate or certificates theretofore representing shares of Syntax Common Stock (“Syntax Stock Certificates”), upon surrender thereof to such bank, trust company, or other person, including Brillian, as shall be designated by Brillian (“Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted (the “Merger Consideration”). Until so surrendered, each outstanding certificate theretofore representing shares of Syntax Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Brillian Common Stock, to represent the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented thereby shall have been converted. No dividend or other distribution, if any, payable to holders of shares of Brillian Common Stock shall be paid to the holders of certificates theretofore representing shares of Syntax Common Stock; provided, however, that upon surrender and exchange of such Syntax Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore but subsequent to the Effective Date have been declared and become payable with respect to the number of whole shares of Brillian Common Stock into which the shares of Syntax Common Stock theretofore represented thereby shall have been converted.

               (d) Conversion of BRMC Capital Stock. As of the Effective Date, each share of common stock of BRMC, par value $.001, shall be converted into one newly issued share of Syntax Common Stock.

               (e) Rights To Purchase Syntax Common Stock. The outstanding options, warrant, and rights to purchase Syntax Common Stock (collectively, “Syntax Stock Option”) shall be substituted for and become, on the Effective Date, options to purchase from Brillian shares of Brillian Common Stock with the number of shares to be purchased and the exercise price appropriately calculated in accordance with Section 1.7 so that each option, warrant, or rights shall become exercisable for or convertible into that number of shares of Brillian Common Stock that it would have received had it been exercised or converted immediately prior to the Effective Date.

               (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Syntax Common Stock issued and outstanding immediately prior the Effective Date and held by any Syntax Shareholder that did not vote in favor of the Merger and that complies with Section 1300 of the California General Corporation Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but, instead, shall be converted into the right to receive such consideration as may be determined to be due such Syntax Shareholder pursuant to the California General Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal under the California General Corporation Law, that holder’s shares of Syntax Common Stock shall thereupon be converted into the right to receive, as of the Effective Date, the Merger Consideration without any interest. Syntax shall give Brillian (i) prompt notice of any written demands for appraisal of any shares of Syntax Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the California General Corporation Law and received by Syntax relating to shareholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the California General Corporation Law. Syntax shall not, except with the prior written consent of Brillian, voluntarily make any payment with respect to any demands for appraisal of capital stock of Syntax, offer to settle, or settle any demands, or approve any withdrawal of any such demands.

          1.8 Brillian to Make Shares Available. By the Effective Date, Brillian shall make available, by transferring to BRMC or by transferring directly to the Exchange Agent, if any, for the benefit of the Syntax Shareholders, such number of shares of Brillian Common Stock as shall be required for conversion in accordance with this Agreement.

          1.9 Further Documents. From time to time, on and after the Effective Date, as and when requested by Brillian, the appropriate officers and directors of Syntax as of the Effective Date shall, for and on behalf of and in the name of Syntax or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as Brillian may deem reasonably necessary or desirable in order to confirm of record or otherwise to Brillian or Syntax title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Syntax and otherwise to carry out fully the provisions and purposes of this Agreement.

          1.10 Effective Date. The Merger shall become effective on such date (the “Effective Date”) as of which all applicable legal requirements have been fulfilled to consummate the Merger. The parties shall use their best efforts to consummate the Merger at the earliest practicable date following the meetings of their respective stockholders and the satisfaction of all conditions precedent that shall not have been waived.

          1.11 Corporate Name Change. As soon as practicable on or after the Effective Date, the corporate name of Brillian shall be changed to “Syntax-Brillian Corporation.”

          1.12 Internal Revenue Code. The parties hereto intend that the transactions contemplated by this Agreement shall qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code, and each party hereto will take all necessary and appropriate actions in order to accomplish such intent. This Agreement constitutes a “Plan of Reorganization” as required by Treasury Regulation Section 1.368-3(a) and has been duly adopted by each party hereto as such.

SECTION 2.
STOCKHOLDER APPROVALS; PROXY AND REGISTRATION FILINGS

          2.1 Stockholder Approvals. Meetings of the stockholders of Brillian, BRMC, and Syntax shall be held in accordance with the laws of their respective states of incorporation, on or before October 31, 2005 (or such other date or dates as may be approved by their Boards of Directors), in each case, among other things, to consider and act upon the adoption of this Agreement (except, in the case of BRMC, the adoption of this Agreement may be consented to in writing by Brillian, as the sole stockholder of BRMC, on or before that date), provided that the meeting may be delayed by any party to a date not more than 60 days following the availability of audited financial statements of Syntax for the fiscal year of Syntax ending June 30, 2005 (the “Syntax 2005 Financial Statements”).

          2.2 Proxy and Registration Statements.

               (a) Preparation of Proxy Statement. Brillian shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) and related proxy material to be used in connection with the meeting of stockholders of Brillian referred to in Section 2.1.

               (b) Preparation of Registration Statement. Brillian shall prepare a registration statement, including a form of prospectus, and one or more amendments thereto, on Form S-4 or other appropriate form covering the shares of Brillian Common Stock into which the outstanding shares of Snytax Common Stock are to be converted as set forth in Section 1.7 of this Agreement and shall use its best efforts to cause the registration statement to become effective prior to September 15, 2005 or as soon as practicable thereafter depending on the availability of the Syntax 2005 Financial Statements. Brillian shall deliver to Syntax copies of the registration statement and each amendment thereto filed or proposed to be filed (and of each related preliminary prospectus). The registration statement and the prospectus, as amended at the time the registration statement becomes effective, are herein called the “Registration Statement” and the “Prospectus.” Brillian shall advise Syntax and shall confirm in writing (i)

when the Registration Statement or any post-effective amendment thereto shall have become effective and when any amendment of or supplement to the Prospectus is filed with the SEC, (ii) when the SEC shall make a request or suggestion for any amendment to the Registration Statement or the Prospectus or for additional information and the nature and substance thereof, and (iii) of the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement, and shall use its best efforts to prevent the issuance of a stop order and, if such order shall be issued, to obtain the withdrawal thereof at the earliest possible time. Brillian represents and warrants to Syntax that the Registration Statement and the Prospectus (including the information therein provided by Brillian but not including information therein provided by Syntax) and any other amendments and supplements thereto, will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Brillian makes no representation or warranty as to statements or omissions therein relating to Syntax.

               (c) Information Respecting Brillian and BRMC. Brillian shall furnish for inclusion in the Proxy Statement and the Registration Statement such information about Brillian and BRMC as may reasonably be necessary. Brillian represents and warrants that the information so supplied, as it may be revised from time to time by Brillian or BRMC, will not contain any statement that, as of the time the Proxy Statement and Prospectus are distributed and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

               (d) Information Respecting Syntax. Syntax shall furnish for inclusion in the Proxy Statement and the Registration Statement such information about Syntax as may reasonably be necessary. Syntax represents and warrants that the information so supplied, as it may be revised from time to time by Syntax, will not contain any statement that, as of the time the Proxy Statement and Prospectus are distributed and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

               (e) Amendments to Proxy Statement and Registration Statement. If, at any time prior to the meeting of Brillian Stockholders, it shall be necessary to amend or supplement the Registration Statement or the Proxy Statement to correct any statement or omission with respect to Brillian, BRMC, or Syntax, in order to comply with any applicable legal requirements, Brillian, BRMC, or Syntax, as the case may be, shall supply the necessary information to the others. To the extent necessary to comply with applicable legal requirements, Brillian shall amend or supplement the Registration Statement.

SECTION 3.
REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of Syntax. Except as otherwise set forth in or reflected by items included in the Syntax Disclosure Schedule heretofore delivered by Syntax to Brillian, Syntax represents and warrants to Brillian as follows:

               (a) Due Incorporation, Good Standing, and Qualification. Each of Syntax and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Neither Syntax nor any subsidiary of Syntax is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Syntax has heretofore delivered to Brillian a list setting forth, as of the date of this Agreement, each jurisdiction in which Syntax or any subsidiary of Syntax is qualified to do business. (As used in this Agreement with reference to Syntax, the term “subsidiaries” shall include all direct or indirect subsidiaries of Syntax.)

               (b) Corporate Authority. Syntax has the corporate power and authority to enter into this Agreement and, subject to the requisite approval of the Syntax Shareholders, to carry out the transactions contemplated hereby. The Board of Directors of Syntax has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Syntax or its subsidiaries are necessary to authorize the execution and delivery by Syntax of this Agreement or the consummation by Syntax of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Syntax, enforceable against Syntax in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

               (c) Capital Stock. As of the date hereof, Syntax has authorized 50,000,000 shares of Common Stock of which 21,476,316 shares are issued and outstanding. As of such date, 996,250 shares of Syntax Common Stock are reserved for issuance upon the exercise of outstanding Syntax Stock Options, and 833,333 shares of Syntax Common Stock are reserved for issuance pursuant to a pending share subscription agreement. All of the issued and outstanding shares of capital stock of Syntax and of each of its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

               (d) Options, Warrants, and Rights. Neither Syntax nor any subsidiary of Syntax has outstanding any options, warrants, or other rights to purchase, or convert any obligation into, any shares of its capital stock, other than those referred to in Section 3.1(c).

               (e) Subsidiaries. Syntax has delivered to Brillian a list setting forth as of the date of this Agreement (i) the name, jurisdiction of incorporation, and list of shareholders of each subsidiary of Syntax, and (ii) the name and a description of every other person, corporation, partnership, joint venture, or other business association in which Syntax directly or indirectly owns a material interest. The outstanding shares of capital stock of the subsidiaries of Syntax owned by Syntax or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances.

               (f) Financial Statements. The Consolidated Balance Sheets of Syntax and subsidiaries as of June 30, 2003 and June 30, 2004, and the Consolidated Statements of Operations and Cash Flows of Syntax and subsidiaries for the period from April 21, 2003 (inception) to June 30, 2003 and the year ended June 30, 2004, and all related schedules and notes to the foregoing, have been certified by Grobstein, Horwath & Company LLP, registered independent public accountants, and the Consolidated Balance Sheet of Syntax and subsidiaries as of December 31, 2004, and the Consolidated Statements of Operations and Cash Flows of Syntax and subsidiaries for the six months ended December 31, 2004, and all related schedules and notes to the foregoing, have been prepared by Syntax without audit from the books and records of Syntax. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of Syntax and subsidiaries as of their respective dates and for the periods indicated except that the financial statements as of December 31, 2004 and for the six-month period then ended do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and are subject to normal year-end adjustments, none of which are material and which constitute only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the period. Neither Syntax nor any subsidiary of Syntax has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Syntax and subsidiaries as of December 31, 2004 (“Syntax Base Balance Sheet”), or incurred since the date of the Syntax Base Balance Sheet in the ordinary course of business.

               (g) No Material Change. Since December 31, 2004, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of Syntax and its subsidiaries taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Syntax or any subsidiary of Syntax that materially affects or impairs its ability to conduct its businesses; (iii) any event or condition of any character that has materially and adversely affected the business or prospects (financial or otherwise) of Syntax and its subsidiaries taken as a whole; or (iv) any mortgage or pledge of any material amount of the assets or properties of Syntax or any subsidiary of Syntax, or any indebtedness incurred by Syntax or any subsidiary of Syntax, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

               (h) Title to Properties. Each of Syntax and its subsidiaries has good and marketable title to all of its real and personal properties, including all properties reflected in the Syntax Base Balance Sheet, or acquired subsequent to the date of the Syntax Base Balance

Sheet, except properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Syntax and its subsidiaries or the ownership of their assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Syntax and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in the Syntax Base Balance Sheet. All leases pursuant to which Syntax or any subsidiary of Syntax leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms.

               (i) Condition of Assets and Properties. The buildings, equipment, machinery, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Syntax or its subsidiaries do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

               (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Syntax, threatened against Syntax or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Syntax or its subsidiaries, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Syntax and its subsidiaries, taken as a whole.

               (k) Licenses and Permits. Neither Syntax nor any subsidiary of Syntax is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Syntax and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.

               (l) Intellectual Property. Neither Syntax nor any subsidiary of Syntax is subject to any material disability or liability by reason of its failure to possess any patent, trademark, trademark right, trade name, trade name right, or license.

               (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Syntax or any subsidiary of Syntax of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, or mortgage of Syntax or any subsidiary of Syntax; (iii) any provision or restriction of any lien, lease agreement, contract, or instrument to which Syntax or any subsidiary of Syntax is a party or by which any of them is bound; or (iv)

any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Syntax or any subsidiary of Syntax is subject or by which Syntax or any subsidiary of Syntax is bound. Neither the execution and delivery by Syntax of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Syntax’s subsidiaries or any of the assets of Syntax.

               (n) Taxes. Each of Syntax and its subsidiaries has filed all material federal, state, foreign, local, and any other applicable tax returns and reports required to be filed and has paid in full or adequately reserved for all taxes and assessments shown due thereon (together with all interest, penalties, assessments, and deficiencies assessed in connection therewith due through the date hereof). All such tax returns are complete and accurate in all material respects, and Syntax has paid or made provision for the payment of all taxes that have been incurred or are due or claimed to be due from Syntax or any of its subsidiaries by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for taxes on the books of Syntax and its subsidiaries are sufficient in the aggregate for the payment of all unpaid taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Syntax or any of its subsidiaries.

               (o) Accounts Receivable. Each account receivable of Syntax or any subsidiary of Syntax has been acquired in the ordinary course of business, is valid and enforceable, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Syntax and its subsidiaries or in such other amount that is not material in the aggregate.

               (p) Contracts. Except in the case of clauses (v) and (vi) of this paragraph for purchase orders in the ordinary course of business for the purchase or sale of goods, neither Syntax nor any subsidiary of Syntax is a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing (other than profit sharing or bonus arrangements with officers and key personnel of subsidiaries); (ii) any collective bargaining or other contract or agreement with any labor union; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, except, in each case, items included within aggregate amounts disclosed in the Syntax Base Balance Sheet; (iv) any employment agreement or other similar arrangement not terminable upon 90 days or less notice without penalty to it; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000; (vi) any contract or agreement creating an obligation of $100,000 or more; (vii) any contract or agreement that by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement; or (ix) any material license agreement. All contracts, agreements, and other arrangements to which Syntax or any subsidiary of Syntax is a party are valid and enforceable in accordance with their terms; Syntax, its subsidiaries, and all other parties to each of the foregoing have performed, in all material respects, all obligations required to be performed to date; neither Syntax, nor any subsidiary of Syntax, nor any such other party, is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

               (q) Compliance with Law and Other Regulations. Each of Syntax and its subsidiaries is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it unless such noncompliance would not have a material adverse effect on Syntax and its subsidiaries taken as a whole. Without limiting the foregoing, each of Syntax and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Syntax nor any subsidiary of Syntax has received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. Neither Syntax nor any subsidiary of Syntax is subject to or has been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation (including those relating to the employment of labor or environmental matters) or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

               (r) Labor Matters. Each of Syntax and its subsidiaries has complied with all applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Syntax nor any subsidiary of Syntax is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except in the ordinary course of business consistent with past periods. Neither Syntax nor any subsidiary of Syntax is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Syntax or any subsidiary of Syntax. There is not pending or threatened any (i) labor dispute, grievance, strike, or work stoppage involving any of the employees of Syntax or any subsidiary of Syntax, (ii) charge or complaint against or involving any employees of Syntax or any subsidiary of Syntax by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (iii) unfair employment or labor practice charges by or on behalf of any employee of Syntax or any subsidiary of Syntax.

               (s) Insurance. Each of Syntax and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the businesses engaged in by it.

               (t) Minute Books. The minute books of Syntax and each of its subsidiaries accurately record, in all material respects, the actions taken by its shareholders and directors.

               (u) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Syntax to Brillian or BRMC in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

          3.2 Representations and Warranties of Brillian and BRMC. Except as otherwise set forth in or reflected by items included in the Brillian Disclosure Schedule heretofore delivered by Brillian to Syntax, except as disclosed in any document heretofore filed by Brillian with the SEC, Brillian and BRMC jointly and severally represent and warrant to Syntax as follows:

               (a) Due Incorporation, Good Standing and Qualification. Brillian is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Brillian is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Brillian has heretofore delivered to Syntax a list setting forth, as of the date of this Agreement, each jurisdiction in which Brillian or BRMC is qualified to do business. BRMC is a wholly owned subsidiary of Brillian and, apart from matters arising under this Agreement, has no significant assets, liabilities, or business, except for its right under this Agreement to obtain from Brillian the shares of Brillian Common Stock to be delivered on its behalf to the Syntax Shareholders under this Agreement. (As used in this Agreement with reference to Brillian, the term “subsidiaries” shall include BRMC but not Syntax and all direct and indirect subsidiaries of Syntax. No warranty relating to Brillian, Brillian’s consolidated financial position, or Brillian shall be deemed to be breached as a result of any circumstances that would constitute a breach of warranty by Syntax.)

               (b) Corporate Authority. Brillian and BRMC have the corporate power and authority (subject to any requisite approval of the Brillian Stockholders) to carry out the transactions contemplated hereby. The Boards of Directors of Brillian and BRMC have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Brillian or BRMC are necessary to authorize the execution and delivery by them of this Agreement or the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Brillian and BRMC, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

               (c) Capital Stock. As of the date hereof, Brillian has an authorized capital stock consisting of 10,000,000 shares of Preferred Stock, $.001 par value, of which none are issued and outstanding, and 60,000,000 shares of Common Stock, $.001 par value, of which 7,108,837 are issued and outstanding. As of such date, 1,596,770 shares of Brillian Common Stock are reserved for issuance upon the exercise of outstanding Brillian Stock Options, 3,172,896 shares of Brillian Common Stock are reserved for issuance upon the exercise of outstanding Brillian warrants, and 3,493,498 shares of Brillian Common Stock are reserved for issuance upon the conversion of Convertible Debentures. All of the issued and outstanding shares of capital stock of Brillian have been validly authorized, duly issued, and are fully paid and nonassessable.

               (d) Options, Warrants and Rights. Brillian has no outstanding any options, warrants, or other rights to purchase, or convert any obligation into, any shares of its capital stock, other than those referred to in Section 3.2(c).

               (e) Subsidiaries. BRMC is the only subsidiary of Brillian.

               (f) Financial Statements. The Balance Sheets of Brillian as of December 31, 2003 and December 31, 2004, and the Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows of Brillian for the three years ended December 31, 2004, and all related schedules and notes to the foregoing, have been certified by Deloitte & Touche LLP, registered independent public accountants, and the Balance Sheet of Brillian as of March 31, 2005 and the Statements of Operations and Cash Flows for the three months ended March 31, 2005, and all related schedules and notes to the foregoing, have been prepared by Brillian without audit from the books and records of Brillian. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes of financial position of Brillian as of their respective dates and for the periods indicated except that the financial statements as of March 31, 2005 and for the three-month period then ended do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and are subject to normal year-end adjustments, none of which are material and which constitute only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the period. Brillian has no material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Balance Sheet of Brillian as of March 31, 2005 (“Brillian Base Balance Sheet”), or incurred since the date of Brillian Base Balance Sheet in the ordinary course of business.

               (g) No Material Change. Since March 31, 2005, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, properties, assets or results of operations of Brillian; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Brillian that materially affects or impairs its ability to conduct its business; (iii) any event or condition of any character that has materially and adversely affected the business or prospects (financial or otherwise) of Brillian; or (iv) any mortgage or pledge of any material amount of the assets or properties of Brillian, or any indebtedness incurred by Brillian, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

               (h) Title to Properties. Brillian has good and marketable title to all of its real and personal properties, including all properties reflected in the Brillian Base Balance Sheet, or acquired subsequent to the date of the Brillian Base Balance Sheet, except property disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Brillian or the ownership of its assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Brillian or materially impair the use thereof in the operation of its business, except in each case as disclosed in the Brillian Base Balance Sheet. All leases pursuant to which Brillian leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms.

               (i) Condition of Assets and Properties. The buildings, equipment, machinery, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Brillian, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

               (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Brillian, threatened against Brillian, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Brillian, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Brillian.

               (k) Licenses and Permits. Brillian is not subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Brillian has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.

               (l) Intellectual Property. Brillian is not subject to any material disability or liability by reason of its failure to possess any patent, trademark, trademark right, trade name, trade name right, or license.

               (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Brillian of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, stockholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, or mortgage of Brillian; (iii) any provision or restriction of any lien, lease agreement, dealer agreement, contract, or instrument to which Brillian is a party or by which it is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties Brillian is subject or by which Brillian is bound. Neither the execution and delivery by Brillian of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of Brillian or any of the assets of Brillian.

               (n) Taxes. Brillian has filed all material federal, state, foreign, local, and any other applicable tax returns and reports required to be filed and has paid in full or adequately reserved for all taxes shown due thereon (together with all interest, penalties, assessments, and deficiencies assessed in connection therewith due through the date hereof). All such tax returns are complete and accurate in all material respects, and Brillian has paid or made provision for the payment of all taxes that have been incurred or are due or claimed to be due from Brillian by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for taxes on the books of Brillian are sufficient in the aggregate for the payment of all unpaid taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Brillian.

               (o) Accounts Receivable. Each account receivable of Brillian has been acquired in the ordinary course of business, is valid and enforceable, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Brillian or in such other amount that is not material in the aggregate.

               (p) Contracts. Except in the case of clauses (v) and (vi) of this paragraph for purchase orders in the ordinary course of business for the purchase or sale of goods, Brillian is not a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing (other than profit sharing or bonus arrangements with officers and key personnel of subsidiaries); (ii) any collective bargaining or other contract or agreement with any labor union; (iii) any lease, installment purchase agreement or other contract with respect to any real or personal property used or proposed to be used in its operations, except, in each case, items included within aggregate amounts disclosed in the Brillian Base Balance Sheet; (iv) any employment agreement or other similar arrangement not terminable upon 90 days or less notice without penalty to it; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000; (vi) any contract or agreement creating an obligation of $100,000 or more; (vii) any contract or agreement that by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement; or (ix) any material license agreement. All contracts, agreements, and other arrangements to which Brillian is a party are valid and enforceable in accordance with their terms; Brillian and all other parties to each of the foregoing have performed, in all material respects, all obligations required to be performed to date; neither Brillian, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

               (q) Compliance with Law and Other Regulations. Brillian is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it unless such noncompliance would not have a material adverse effect on Brillian. Without limiting the foregoing, Brillian has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Brillian has not received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. Brillian is not subject to and has not been threatened with any material fine, penalty, or disability as the result of its failure to comply with any requirements of federal, state, local, or foreign law or regulation (including those relating to the employment of labor or environmental matters) or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

               (r) Labor Matters. Brillian has complied with all applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and Brillian is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except in the ordinary course of business consistent with past periods. Brillian is not a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Brillian. There is not pending or threatened any (i) labor dispute, grievance, strike, or work stoppage involving any of the employees of Brillian, (ii) charge or complaint against or involving any employees of Brillian by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (iii) unfair employment or labor practice charges by or on behalf of any employee of Brillian.

               (s) Insurance. Brillian maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the business engaged in by it.

               (t) Minute Books. The minute books of Brillian accurately record, in all material respects, the actions taken by its stockholders and directors.

               (u) SEC Reports. Brillian’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC and all subsequent reports and proxy statements filed by Brillian thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed.

               (v) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Brillian or BRMC to Syntax in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

               (w) Status of Brillian Common Stock to be Issued. The shares of Brillian Common Stock into which the shares of Syntax Common Stock will be converted pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable, and admitted for quotation on the Nasdaq National Market.

               (x) Status of Reserved Common Shares. The shares of Brillian Common Stock to be issued upon exercise of the Syntax Stock Options have been authorized and reserved for issuance and, upon exercise of such stock options, will be, when issued in accordance with the terms of the options, validly authorized, duly issued, fully paid, non-assessable, and admitted for quotation on the Nasdaq National Market.

SECTION 4.
COVENANTS

          4.1 Covenants of Syntax. Syntax agrees that, unless Brillian otherwise agrees in writing, prior to the Effective Date:

               (a) Preservation of Business. Syntax shall use its best efforts to (i) preserve intact the present business organization of Syntax and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Syntax and its subsidiaries with investors and all other persons having business dealings with Syntax or its subsidiaries; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Syntax and its subsidiaries. Syntax and its subsidiaries shall not enter into any employment agreements with any of their officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days. Syntax and its subsidiaries shall maintain in force all property, casualty, fiduciary, directors and officers, and other forms of insurance that they are presently carrying.

               (b) Ordinary Course. Syntax and its subsidiaries shall operate their business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, neither Syntax nor any subsidiary of Syntax shall (i) encumber or mortgage any assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; or (iii) acquire any stock or other equity interest in any corporation, trust, or other entity.

               (c) Books and Records. Syntax and its subsidiaries shall maintain their books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.

               (d) No Organic Change. Neither Syntax nor any subsidiary of Syntax shall (i) amend its Articles of Incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.

               (e) Compensation. Neither Syntax nor any subsidiary of Syntax shall (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of March 31, 2005, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

               (f) Dividends. Syntax shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Syntax to its parent; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock of Syntax or its subsidiaries or any other securities thereof.

               (g) Consents and Approvals. Syntax shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Syntax of the transactions contemplated by this Agreement. Syntax shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies or entities that are required to be made prior to the Effective Date by or on behalf of Syntax or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

          4.2 Covenants of Brillian. Brillian agrees that, unless Syntax otherwise agrees in writing, prior to the Effective Date:

               (a) Preservation of Business. Brillian shall use its best efforts to (i) preserve intact its present business organization; (ii) preserve the present goodwill and advantageous relationships of Brillian with investors and all other persons having business dealings with it; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Brillian. Brillian shall not enter into any employment agreements with any of its officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days. Brillian shall maintain in force all property, casualty, fidelity, directors and officers, and other forms of insurance that it is presently carrying.

               (b) Ordinary Course. Brillian shall operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, Brillian shall not (i) encumber or mortgage any assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; or (iii) acquire any stock or other equity interest in any corporation, trust, or other entity.

               (c) Books and Records. Brillian shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to it or to the conduct of its business.

               (d) No Organic Change. Brillian shall not (i) amend its Certificate of Incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.

               (e) Compensation. Brillian shall not (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of March 31, 2005, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

               (f) Dividends. Brillian shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any other securities thereof except as may be required by the terms of such securities.

               (g) Consents and Approvals. Brillian shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Brillian of the transactions contemplated by this Agreement. Brillian shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies and entities that are required to be made prior to the Effective Date by or on behalf of Brillian pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

          4.3 Other Acquisition Proposals.

               (a) No Solicitation. Brillian (and its officers, directors, employees, representatives, and agents) and Syntax (and its officers, directors, employees, representatives,

and agents) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, neither Brillian nor Syntax shall permit any of its subsidiaries to, authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of Brillian or Syntax determines in good faith, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, Brillian or Syntax, as the case may be, may, in response to an unsolicited Acquisition Proposal that could reasonably be expected to be considered or become a Superior Proposal (as hereinafter defined), and subject to compliance with Section 4.3(c), (x) furnish information with respect to it to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in reasonably customary form, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Brillian or Syntax and such company’s subsidiaries or 20% or more of any class of equity securities of such company or any of its subsidiaries; any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such company or any of its subsidiaries; any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution, or similar transaction involving such company or any of its subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement); or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the other of the transactions contemplated hereby. For purposes of this Agreement, a “Superior Proposal” means an Acquisition Proposal on terms that the Board of Directors of Brillian or Syntax, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the terms of the Merger set forth in this Agreement.

               (b) Change in Recommendation. Except as set forth in this Section 4.3, neither the Board of Directors of Brillian or Syntax nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) cause Brillian or Syntax, as the case may be, to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that either Brillian or Syntax receives an unsolicited, written, bona fide Acquisition Proposal that is not subject to any material contingency relating to financing and its Board of Directors determines in good faith, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, its Board of Directors may (subject to the other provisions of Section 4.3) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, cause it to enter into an agreement with respect to a Superior Proposal, or terminate this Agreement, but in each case only at a time that is after the second business day following its receipt of written notice (a “Notice of Superior Proposal”) advising the other company that its Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal, and complying with Section 4.3(c).

               (c) Notice. In addition to the obligations of Brillian and Syntax set forth in paragraphs (a) and (b) of this Section 4.3, Brillian and Syntax shall promptly advise the other orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and unless Syntax is contractually prohibited from making such disclosure, the identity of the person making such request or Acquisition Proposal and afford the other party a reasonable opportunity to present a counterproposal.

               (d) Disclosure to Stockholders. Nothing contained in this Section 4.3 shall prohibit either Brillian or Syntax from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, after consultation with independent legal counsel (who may be its regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to its stockholders under applicable law; provided, however, neither Brillian nor Syntax, nor their respective Boards of Directors, or any committee thereof shall, except as permitted by Section 4.3(b), may withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

               (e) Break-Up Fee. In the event that Brillian (or its Board of Directors or a committee thereof) or Syntax (or its Board of Directors or a committee thereof) withdraws or modifies, or proposes to withdraw or modify, its position with respect to the Merger or approves or recommends, or proposes to approve or recommend, an Acquisition Proposal, as permitted by this Section 4.3, that party shall pay to the other party $3,500,000 in cash or by cashier’s check or wire transfer.

SECTION 5.
CONDITIONS PRECEDENT TO OBLIGATIONS

          5.1 Conditions Precedent to the Obligations of Brillian and BRMC. The obligations of Brillian and BRMC under this Agreement are, at the option of Brillian and BRMC, subject to the satisfaction of the following conditions on or before the Effective Date:

               (a) Accuracy of Representations and Warranties. The representations and warranties of Syntax herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby.

               (b) Performance of Agreements. Syntax shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Effective Date.

               (c) Corporate Approvals. All necessary corporate action on the part of the directors and stockholders of Syntax adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements.

               (d) Opinion of Counsel for Syntax. Brillian shall have received an opinion of Dorsey & Whitney LLP, counsel for Syntax, dated the Effective Date, in form and substance reasonably satisfactory to Brillian and its counsel, to the effect that:

                    (i) Syntax is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the corporate power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted, and to consummate the merger contemplated hereby;

                    (ii) Each subsidiary of Syntax is a corporation or joint venture duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has the power under the laws of such state to own, lease, and operate its properties, to carry on its business as being conducted, and to consummate the transactions contemplated hereby;

                    (iii) All necessary corporate proceedings of the board of directors and the shareholders of Syntax to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the merger contemplated hereby have been duly and validly taken;

                    (iv) Syntax has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

                    (v) Such counsel knows of no actions, suits or proceedings pending or threatened against Syntax or any of its subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.1(j) of this Agreement; and

                    (vi) The consummation of the Merger will not violate or result in a breach of or constitute a default by Syntax under any provision of any indenture, mortgage,

lien, lease, agreement, contract, or instrument identified in the Syntax Disclosure Schedule referred to in Section 3.1 or any order, judgment, decree, award, ordinance, regulation, or any other restriction of any kind or character known to such counsel, to which Syntax is a party or by which it is bound.

     With respect to the opinion expressed pursuant to clauses (v) and (vi) above, such opinion may be based upon a certificate or certificates of an officer or officers of Syntax or its subsidiaries, and such counsel may rely on opinions of other counsel satisfactory to Brillian which opinions are delivered in connection with this Agreement.

               (e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Syntax.

               (f) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and that would, in the reasonable judgment of Brillian and BRMC, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

               (g) Registration Under Securities Act of 1933 and Listing on Nasdaq Stock Market. All of the shares of Brillian Common Stock to be issued hereunder shall have been registered under the Securities Act of 1933, and Brillian’s Nasdaq listing application, including the shares of Brillian Common Stock to be issued pursuant to this Agreement, shall have been approved, and such shares shall have been admitted for quotation on the Nasdaq Stock Market.

               (h) Proceedings Satisfactory to Counsel. All proceedings taken by Syntax and all instruments executed and delivered by Syntax on or prior to the Effective Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Brillian and BRMC.

               (i) Dissenters’ Rights. Dissenters’ rights of appraisal under California law shall not have been effectively preserved as of the Effective Date by owners of more than 5% of the outstanding shares of Syntax Common Stock.

               (j) ERISA. Brillian and BRMC shall not have reached a conclusion that the Merger is a violation of the Employee Retirement Income Security Act of 1974.

               (k) Voting and Lock-Up Agreement. The directors and executive officers of Syntax and those additional persons specified in Exhibit C shall have entered into a Voting and Lock-Up Agreement in the form of Exhibit C hereto.

               (l) Employment Agreements. Vincent Sollitto, James Li, Wayne Pratt, Thomas Chow, Michael Chan, and Robert Melcher shall, as of the date hereof subject only to the consummation of the Merger, have entered into Employment Agreements in the forms of Exhibits D, E, F, G, H, and I, respectively, pursuant to which they will serve as Chairman and

Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Procurement Officer, Executive Vice President – LCD Operations, and Chief Technology Officer, respectively.

               (m) Stockholders’ Voting Agreement. The directors and executive officers of each of Brillian and Syntax and those additional persons specified in Exhibit J shall have entered into a Stockholders’ Voting Agreement in the form of Exhibit J hereto agreeing to vote for Vincent Sollitto, James Li, Thomas Chow, Christopher Liu and five independent directors mutually satisfactory to each of the foregoing and in favor of two private financings effected by Brillian on or before the date of this Agreement.

               (n) Escrow and Indemnity Agreement. Brillian and those persons specified in Exhibit B shall have entered into an Escrow and Indemnity Agreement in the form of Exhibit B hereto.

          5.2 Conditions Precedent to the Obligations of Syntax. The obligations of Syntax under this Agreement are, at the option of Syntax, subject to the satisfaction of the following conditions on or before the Effective Date:

               (a) Accuracy of Representations and Warranties. The representations and warranties of Brillian and BRMC herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby.

               (b) Performance of Agreements. Brillian and BRMC shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Effective Date.

               (c) Corporate Approvals. All necessary corporate action on the part of the directors and stockholders of Brillian and BRMC Company approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements.

               (d) Opinion of Counsel for Brillian. Syntax shall have received an opinion of Greenberg Traurig, LLP, counsel for Brillian and BRMC, dated the Effective Date, in form and substance reasonably satisfactory to Syntax and its counsel, to the effect that:

                    (i) Brillian is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted, and to consummate the merger contemplated hereby;

                    (ii) BRMC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted; and to consummate the transactions contemplated hereby;

                    (iii) All necessary corporate proceedings of the board of directors and the shareholders of Brillian and BRMC to approve and adopt this Agreement and to authorized the execution and delivery of this Agreement and the consummation of the merger contemplated hereby have been duly and validly taken;

                    (iv) Brillian and BRMC have the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by them and constitutes their legal, valid and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

                    (v) Such counsel knows of no actions, suits or proceedings pending or threatened against Brillian or BRMC at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.2(j) of this Agreement; and

                    (vi) The consummation of the Merger will not violate or result in a breach of or constitute a default by Brillian or BRMC under any provision of any indenture, mortgage, lien, lease, agreement, contract, or instrument identified in the Brillian Disclosure Schedule referred to in Section 3.2 or any order, judgment, decree, award, ordinance, regulation or any other restriction of any kind or character known to such counsel, to which Brillian or BRMC is a party or by which either is bound.

     With respect to the opinion expressed pursuant to clauses (v) and (vi) above, such opinion may be based upon a certificate or certificates of an officer or officers of Brillian or its subsidiaries, and such counsel may rely on opinions of other counsel satisfactory to Syntax which opinions are delivered in connection with this Agreement.

               (e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Brillian or BRMC.

               (f) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement, and that would, in the reasonable judgment of Syntax, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

               (g) Registration Under Securities Act of 1933 and Listing on Nasdaq Stock Market. All of the shares of Brillian Common Stock to be issued hereunder shall have been registered under the Securities Act of 1933, and Brillian’s Nasdaq listing application, including the shares of Brillian Common Stock to be issued pursuant to this Agreement shall have been approved, and such shares shall have been admitted for quotation on the Nasdaq Stock Market.

               (h) Proceedings Satisfactory to Counsel. All proceedings taken by Brillian and BRMC and all instruments executed and delivered by Brillian and BRMC on or prior to the Effective Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to counsel for Syntax.

               (i) ERISA. Syntax shall not have reached a conclusion that the merger is a violation of the Employee Retirement Income Security Act of 1974.

               (j) Tax Opinion. Syntax shall have received an opinion reasonably satisfactory to it regarding the consequences of the merger on its stockholders for federal income tax purposes.

               (k) Manufacture of Light Engines. Brillian is unable to manufacture light engines at the rate specified in Schedule 5.2(l) prior to the Brillian special meeting of stockholders.

               (l) Voting and Lock-Up Agreement. The directors and executive officers of Syntax and those additional persons specified in Exhibit C shall have entered into a Voting and Lock-Up Agreement in the form of Exhibit C hereto.

               (m) Employment Agreements. Vincent Sollitto, James Li, Wayne Pratt, Thomas Chow, Michael Chan, and Robert Melcher shall, as of the date hereof subject only to the consummation of the Merger, have entered into Employment Agreements in the forms of Exhibits D, E, F, G, H, and I, respectively, pursuant to which they will serve as Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Procurement Officer, Executive Vice President – LCD Operations, and Chief Technology Officer, respectively.

               (n) Stockholders’ Voting Agreement. The directors and executive officers of each of Brillian and Syntax and those additional persons specified in Exhibit J shall have entered into a Stockholders’ Voting Agreement in the form of Exhibit J agreeing to vote for Vincent Sollitto, James Li, Thomas Chow, Christopher Liu and five independent directors mutually satisfactory to each of the foregoing and in favor of two private financings effected by Brillian on or before the date of this Agreement.

               (o) Escrow and Indemnity Agreement. Brillian and those persons specified in Exhibit B shall have entered into an Escrow and Indemnity Agreement in the form of Exhibit B hereto.

SECTION 6.
WAIVER, MODIFICATION, ABANDONMENT

          6.1 Waivers. The failure of Syntax to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Brillian and BRMC, by action of their respective Boards of Directors without the requirement for a vote of stockholders. The failure of Brillian and BRMC to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Syntax without the vote of stockholders.

          6.2 Modification. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties, notwithstanding prior approval by the stockholders. Any such modification may be approved for any party by its Board of Directors, without further stockholder approval, except that the number of shares of Brillian Common Stock to be issued in exchange for the shares of Syntax Common Stock may not be decreased without the consent of Syntax Shareholders given by the same vote as is required under applicable state law for approval of this Agreement.

          6.3 Abandonment. The Merger may be abandoned on or before the Effective Date notwithstanding adoption of this Agreement by the stockholders of the parties hereto:

               (a) By the mutual agreement of the Boards of Directors of Brillian, BRMC, and Syntax;

               (b) By the Boards of Directors of Brillian and BRMC, if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect, and Brillian and BRMC shall not have waived such failure of satisfaction, noncompliance, or nonperformance;

               (c) By the Board of Directors of Syntax, if any of the conditions provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect, and Syntax shall not have waived such failure of satisfaction, noncompliance, or nonperformance; or

               (d) At the option of Brillian, BRMC, or Syntax, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.

     In the event of any termination pursuant to this Section 6.3 (other than pursuant to subparagraph (a) hereof), written notice setting forth the reasons thereof shall forthwith be given by Syntax if it is the terminating party, to Brillian and BRMC, or by BRMC and Brillian, if they are the terminating parties, to Syntax. This Agreement shall terminate automatically if the Effective Date shall not have occurred on or before November 30, 2005 subject to the availability of the Syntax 2005 Financial Statements, or such later date as shall have been agreed to by the parties hereto under Section 6.2.

          6.4 Effect of Abandonment. If the Merger is abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, and (b) Brillian, BRMC, and Syntax shall each pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, investment bankers, and other experts; provided, however, in the event the Merger is abandoned as a result of a material breach by a party of any of its representations or warranties or the failure of a party to comply with any of its covenants or agreements, that party shall pay to the other party as liquidated damages the sum of $3,500,000. For this purpose, all expenses of printing of the Proxy Statement, the related proxy forms, notices, and letters, and the Registration Statement shall be attributed 50% each to Brillian and Syntax.

SECTION 7.
INDEMNIFICATION; INSURANCE

          7.1 Survival of Agreements. Brillian and BRMC agree that all rights to indemnification for acts or omissions occurring prior to the Effective Date now existing in favor of the current or former directors or officers (the “Indemnified Parties”) of Syntax and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          7.2 Directors’ and Officers’ Insurance. Brillian will provide, or cause Syntax to provide, for a period of not less than six years after the Effective Date, Syntax’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Date (the “D&O Insurance”) that is no less favorable than Syntax’s existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Brillian and Syntax shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by Syntax for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          7.3 Survival. This Section 7 shall survive the consummation of the Merger at the Effective Date, is intended to benefit Brillian, Syntax, and the Indemnified Parties and their respective heirs, personal representatives, successors, and assigns, and shall be binding on all successors and assigns of Brillian and Syntax.

SECTION 8.
OTHER PROVISIONS

          8.1 Stock Options. As soon as practicable after the Effective Date, Brillian will grant stock options to eligible employees of Brillian (including the employees of Syntax who become employees of Brillian) consistent with their respective roles and post-Effective Date current grants of Brillian stock options. Each stock option will be granted at fair value with vesting in accordance with current practices under Brillian’s Stock Option Plan. Subject to any required stockholder approval, it is contemplated that the total stock option pool will be increased in conjunction with the Merger to reflect the options of Syntax assumed by Brillian and to provide for future grants to current, new, and future employees of Brillian (including the employees of Syntax who become employees of Brillian).

          8.2 Certain Provisions Regarding Light Engines. If this Agreement has not been exercised and the Merger has not become effective by the agreement of the parties and Syntax waives the provisions of Section 5.2(j), Brillian shall (a) cease to order goods and services for which it does not have cash on hand to satisfy as of October 31, 2005 and (b) refrain from incurring additional indebtedness beyond October 31, 2005 without the prior consent of Syntax provided that the Brillian accounts receivables line of credit shall not be considered additional indebtedness.

          8.3 No Third-Party Beneficiaries. The provisions of this Section 8 are not intended to create rights of third-party beneficiaries.

SECTION 9.
GENERAL

          9.1 Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.

          9.2 Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

          9.3 Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile or e-mail transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:

If to Brillian or BRMC:

1600 N. Desert Drive
Tempe, Arizona 85281
Attention: Wayne Pratt
Phone: (602) 389-8797
Fax: (602) 389-8869
E-mail: wayne.pratt@brilliancorp.com

with a copy given in the manner
prescribed above, to:

Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant
Phone: (602) 445-8000
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com

If to Syntax:

20480 E. Business Parkway
City of Industry, California 91789
Attention: Thomas Chow
Phone: (909) 859-8488
Fax: (909) 859-8937
E-mail: thomaschow@syntaxgroups.com

with a copy given in the manner
prescribed above, to:

Dorsey & Whitney LLP
38 Technology Drive
Irvine, California 92618-5310
Attention: Patrick Arrington
Phone: (949) 932-3688
Fax: (949) 932-3601
E-mail: arrington.patrick@dorsey.com

     Any party may alter the address to which communications or copies are to be sent by giving notice to such of change of address in conformity with the provisions of this paragraph for the giving of notice.

          9.4 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          9.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          9.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          9.7 Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

          9.8 Survival of Representations and Warranties. The representations or warranties, made in or pursuant to this Agreement shall survive the Effective Date as provided in the Escrow and Indemnity Agreement.

          9.9 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. This Agreement may be executed by facsimile, PDF, or other electronic means.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

BRILLIAN CORPORATION

By: /s/ Vincent F. Sollitto Jr.

Name: Vincent F. Sollitto Jr.

Title: President & CEO

BRMC CORPORATION

By: /s/ Vincent F. Sollitto Jr.

Name: Vincent F. Sollitto Jr.

Title: President & CEO

SYNTAX GROUPS CORPORATION

By: /s/ James Ching Hue Li

Name: James Ching Hue Li

Title: C.E.O.